UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  January 27, 2004

EDWARDS LIFESCIENCES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-15525	36-4316614
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

One Edwards Way, Irvine, California		92614
(Address of principal executive offices)		(Zip Code)

(949) 250-2500
Registrant’s telephone number, including area code

Item 2.  Acquisition or Disposition of Assets.

On January 27, 2004, Edwards Lifesciences Corporation, a Delaware corporation (“Edwards”) acquired Percutaneous Valve Technologies, Inc. (“PVT”), a privately held medical technology company based in Fort Lee, New Jersey with a subsidiary in Caesarea, Israel.  PVT’s technology is a catheter-based (percutaneous) approach for replacing aortic heart valves through a combination of a percutaneously delivered balloon-expandable stent technology integrated with a tissue heart valve.  Under the terms of the Agreement and Plan of Merger by and among Edwards, Edwards Acquisition, Inc. and PVT dated as of December 12, 2003, Edwards is paying the shareholders of PVT an aggregate of $125 million in cash, and may pay the shareholders of PVT an aggregate of up to an additional $30 million in cash upon the achievement of certain milestones.  Edwards expects to take an initial in-process research and development charge related to this acquisition in the first quarter of 2004, estimated to be between $60 million and $90 million ($1.00 to $1.50 per share).  However, this estimate is subject to a number of uncertainties and assumptions, and actual results may be different.

This report includes forward-looking statements that involve risks and uncertainties, including those related to the estimated amount of the Edwards’ initial in-process research and development charge related to the acquisition and other risks detailed in the Edwards’ filings with the Securities and Exchange Commission. These forward-looking statements are based on estimates and assumptions made by management of Edwards and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results or experience could differ materially from the forward-looking statements.

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits.

(c)       Exhibits

2.1              Agreement and Plan of Merger by and among Edwards Lifesciences Corporation, Edwards Acquisition, Inc. and Percutaneous Valve Technologies, Inc. dated as of December 12, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 6, 2004

EDWARDS LIFESCIENCES CORPORATION

	By:	/s/ Bruce P. Garren
Bruce P. Garren
Corporate Vice President, General Counsel and Secretary

Exhibit Index

Exhibit Number	Description

2.1	Agreement and Plan of Merger by and among Edwards Lifesciences Corporation, Edwards Acquisition, Inc. and Percutaneous Valve Technologies, Inc. dated as of December 12, 2003.